UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 13, 2012

BAZAARVOICE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35433	20-2908277
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3900 N. Capital of Texas Highway, Suite 300

Austin, Texas 78746-3211

(Address of principal executive offices, including zip code)

(512) 551-6000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

CEO Compensation for Fiscal Year 2014

Base Salary

On July 13, 2013, the Compensation Committee (the “Committee”) of the Board of Directors of Bazaarvoice, Inc. (the “Company”) approved an increase in the base salary of the Company’s Chief Executive Officer, Stephen R. Collins. Effective May 1, 2013, Mr. Collins salary was increased to $365,000, representing a 7.4% increase over Mr. Collins’s annual base salary for Fiscal Year 2013.

Annual Performance-Based Cash Bonus

The Committee previously approved the Company’s executive bonus plan (the “2014 Bonus Plan”) for Fiscal Year 2014. On July 13, 2013, the Committee approved an annual target bonus under the 2014 Bonus Plan for Mr. Collins of $328,500, which is 90% of his annual base salary. This target bonus as a percentage of base salary increased from 80% in Fiscal Year 2013. The actual target bonus for Mr. Collins increased from $272,000 in Fiscal Year 2013 as a result of the increase in percentage and as a result of the increase in his annual base salary.

Long-Term Equity Incentive Compensation

On July 13, 2013, the Committee also granted Mr. Collins 50,000 performance-based Restricted Stock Unit Awards. Upon achievement of his performance objectives set forth in the 2014 Bonus Plan and the satisfaction of time-based vesting requirements, Mr. Collins would receive 50,000 shares of Company common stock. The determination of whether the performance objectives are achieved is expected to be made during the first quarter of Fiscal Year 2015 after completion of the Fiscal Year 2014 audit.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAZAARVOICE, INC.

By:	/s/ Bryan C. Barksdale
Bryan C. Barksdale
General Counsel and Secretary

Date: July 18, 2013